Exhibit 99.1

CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

CanArgo Announces Preliminary 2004 Year End Results

February 28, 2005 – Oslo, Norway, New York, USA – CanArgo Energy Corporation (OSE: CNR, AMEX:CNR) today announced its preliminary results for the year ended December 31, 2004.

Operating Revenues from Continuing Operations increased by 18% to $9,574,520 (2003: $8,104,780). Of this oil and gas sales were $9,574,520, an increase of 21% (2003: $7,881,172). The increase in revenue was attributable mainly to higher oil prices.

Summary of Operations:

Year-end 2004 gross total proved reserves at the Ninotsminda Field were 6.3 million barrels of oil and 2.6 billion standard cubic feet of natural gas.

No reserves have been booked for the Samgori Field, as the nature of the acquisition agreement requires a certain minimum work program to be carried out in order to secure the reserves. As at the end of 2004, this work program had not been carried out and as such management believe it is inappropriate to book reserves for Samgori at this time. In the meantime, CanArgo continues to benefit from a net 37.5% share of production from the Field.

The N22H horizontal well on the Ninotsminda Field, the first well in the planned 15-well Under Balanced Coil Tubing Drilling (‘UBCTD’) program with Weatherford International, has progressed slowly due to “teething” problems in the coiled tubing drilling process. Nevertheless, the well is now drilled and testing is underway. The initial delays were due to mechanical and electrical problems with the equipment but after these were rectified drilling progressed satisfactorily. As a result of modifications to the equipment and additional equipment being mobilised, it is not expected that such delays will be encountered again on the subsequent wells.

A liner has now been run over an approximately 350 metre (1,148 feet) production interval, and although the well has not been tested, the Weatherford equipment measured sustained gas flow rates of 20 – 25 million standard cubic feet per day (560 to 708 thousand standard cubic metres per day) whilst drilling the section under-balanced. We believe that this is the biggest gas rate ever measured on a well in Georgia to date. Part of the build-up section of the well, which was open at the time, penetrates the gas cap through a zone in the reservoir which was previously described as “tight” when drilled using conventional drilling techniques. With the high gas rate it has not been possible to estimate the oil flow rate, as it is likely that oil has been carried through the under-balanced separator with the gas to the flare stack. Although not giving a direct guide to the potential of the well under long-term production, the high flow rate for the gas is an encouraging sign for the potential of under-balanced drilled wells in this reservoir.

The UBCTD unit is now being mobilised to the N100H2 well, in an area of the reservoir which has shown prolific production in the past. Following the experience while drilling N22H certain modifications to the equipment are being implemented and as such commencement of drilling on the N100H2 well is not expected for about three weeks. N100H2 will be followed by the N49H well, which has a surface location very close to N100 and as such requires minimal mobilisation. As a result of the delays experienced on the N22H well, it is likely that we will only be able to complete 12 new UBCTD horizontal sections (and M11Z) by the end of this year, as opposed to the planned 15.

The M11Z appraisal well sidetrack is currently at a depth of 3,798 metres (12,461 feet). Drilling in the current section is complicated by the presence of extremely over-pressured swelling clays, and these continue to cause drilling problems, even with the bigger mud pumps and bi-centrical bits which were recently fitted to the converted UralMash rig which is drilling the sidetrack. After extensive technical analysis and discussions with the international drilling contractor Saipem S.p.A., and with a major drilling mud company it has been decided that the optimum way to sidetrack this well to the top of the reservoir as planned will be to use an oil-based mud system (to control the swelling clays) on the Sapiem Ideco E-2100Az drilling rig (which is equipped with a top-drive drilling system and can use an oil-based mud system unlike the current Ural-Mash). It is expected that the sidetrack will be completed in a more effective manner utilising this new equipment. It is now planned to sidetrack the well with the Saipem rig to the top of the reservoir sequence at 4,155 metres (13,633 ft) where 5-inch casing will be set. The Saipem rig is currently being mobilised to Georgia and should be ready to re-commence drilling of the sidetrack by the middle of April. The conventional drilling operations are expected to be completed by the middle of May, after which Weatherford will take over using the UBCTD unit to drill down into the Cretaceous and fully evaluate the oil discovery.

The original production test on the Manavi M11 discovery well in 2003 was prematurely terminated due to the collapse of the production tubing due to pressure during testing. Prior to this, during the initial clean-up flow, good flow rates were observed from the well, although unmetered, with 34.4º API oil being recovered. CanArgo believes that the M11 Cretaceous oil discovery has potential to be one of the most significant oil discoveries made recently in the Southern Caucasus. Over 150 metres (490 feet) of hydrocarbon bearing Cretaceous limestone reservoir was encountered, with the top at 4,348 metres (14,265 feet). Regional outcrop studies indicate this reservoir unit to be over 300 metres (~1,000 feet) thick. No oil-water contact was indicated in the well.

The contract with Saipem S.p.A signed in January 2005 was originally to supply a drilling rig complete with crew to drill the M12 appraisal well to a planned total depth of 5,000 metres (16,404 feet) in the Cretaceous. The contract also includes an option to drill the M13 appraisal well. The M12 location is approximately 4 km to the west of the Manavi M11 oil discovery well, and located on seismic data acquired by CanArgo in 1998. In order to expedite the Manavi appraisal program, CanArgo plan to drill and set surface casing on the M12 well while Saipem first complete the M11 sidetrack, thereby minimising any delay in the appraisal of this potentially important discovery.

The Norio exploration well MK72 well is currently cased at a depth of 4,520 metres (14,830 feet), having encountered oil bearing sands in the secondary Oligocene target. The well is targeting a large prospect at Middle Eocene level analogous to the nearby Samgori Field. Data obtained from the recently run vertical seismic profile indicates the presence of a seismic reflector some 300 metres (984 feet) below the current depth of the well which may be the primary target. The crew from the rig drilling the M11Z well are becoming free, and it is now planned to recommence drilling activities by mid-April, with a planned total depth of 5,100 metres (16,733 feet).

Dr David Robson, Chairman, President and Chief Executive Officer commented,

“Our results reflect the fact that we have been concentrating on preparation for the UBCTD program during the latter part of 2004, rather than on short-term production, and we obviously spent a considerable amount of time during 2004 raising the necessary funds for this year’s program. This program has now started, albeit a couple of months delayed, with the N22H well and we are looking forward to the continuation of this program and to increasing production. I believe that the delays experienced on N22H were due primarily to teething problems with the Weatherford equipment, and we hope that these have now been resolved. Both we and Weatherford have learnt from this first well, and we are currently implementing some equipment modifications to ensure the optimum drilling method moving forward. The indications on the N22H well are promising so far, and it is a very exciting time with the test results due within a fortnight.

We continue to experience significant drilling problems with the M11Z sidetrack well, and although we have carried out extensive modifications to our rig, I believe that the time has come to utilise more modern technology on this well. With Saipem now bringing their higher specification and more powerful rig to complete this sidetrack, and with the use of oil-based mud, I believe this is the optimum way to complete this well. Although this will cause a short delay to the planned timing for the M11Z test, I believe that we can take other measures to keep the overall Manavi appraisal program on track. This also frees up our drill crew to re-commence drilling on the Norio prospect – where we are hopefully very close to the objective on this well, and have already found oil in the upper section. By the end of this year we should have two tests on the potentially very significant Manavi discovery, hopefully a further discovery at Norio, and increased production from our UBCTD program. We have had some teething problems, and problems encountered in drilling difficult reservoirs, but we are addressing these challenges and together with our own personnel and those of our international contractors we continue to work very hard on these projects, and I look forward to an exciting year.”

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:

CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com

NORWAY
Regina Jarstein
Gambit H&K AS
Tel: + 47 95213451

USA
Michael Wachs
CEOcast.com
Tel: +1 212 732 4300

CanArgo Energy Corporation
Preliminary Results for the Year and Three Month Period Ended December 31, 2004

Consolidated Statement of Operations
Expressed in United States dollars

	Unaudited		Unaudited
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Operating Revenues from Continuing Operations:
Oil and gas sales	$2,127,658	$2,609,298	$9,574,520	$7,881,172
Other	—	—	—	223,608

	2,127,658	2,609,298	9,574,520	8,104,780

Operating Expenses:
Field operating expenses	630,132	47,101	2,320,756	1,051,905
Direct project costs	215,525	338,174	1,434,114	1,028,682
Selling, general and administrative	2,200,966	1,206,987	5,929,256	3,228,982
Non cash stock compensation expense	1,236,590	—	1,395,036	276,507
Depreciation, depletion and amortization	615,143	933,806	2,881,020	3,294,086
Impairment of oil and gas properties	—	—	64,552	—
Impairment of oil and gas ventures	—	—	75,000	—
Impairment of other assets	35,260	—	35,260	—
Gain on disposition of investment	—	—	—	(664,576)
Gain on disposition of subsidiary	(1,271,260)	—	(1,606,274)	—
Loss on disposition of assets		47,835	—	47,835

	3,662,356	2,573,903	12,528,720	8,263,421

Operating Income (Loss) from Continuing Operations	(1,534,698)	35,395	(2,954,200)	(158,641)

Other Income (Expense):
Interest, net	(237,485)	(14,339)	(902,130)	(35,386)
Other	(304,902)	(37,343)	(1,238,144)	(634,911)
Equity income from investments	(205,230)	(63,545)	(205,230)	65,544

Total Other Income (Expense)	(747,617)	(115,227)	(2,345,504)	(604,753)

Loss from Continuing Operations Before Minority Interest and Taxes	(2,282,315)	(79,832)	(5,299,704)	(763,394)
Income taxes	—	(25,296)	—	—

Minority interest in loss (income) of consolidated subsidiaries	—	(15,753)	—	7,406

Loss from Continuing Operations	(2,282,315)	(120,881)	(5,299,704)	(755,988)

Net Income (Loss) from Discontinued Operations, net of taxes and minority interest	—	(6,682,756)	542,210	(6,607,517)

Income (Loss) Before Cumulative Effect of Change in Accounting Principle	(2,282,315)	(6,803,638)	(4,757,494)	(7,363,505)
Cumulative effect of change in accounting principle	—	—	—	41,290

Net Income (Loss)	$(2,282,315)	$(6,803,638)	$(4,757,494)	$(7,322,215)

Weighted average number of common shares outstanding
- Basic	195,141,706	103,790,989	134,005,490	99,432,000

- Diluted	195,141,706	103,790,989	134,005,490	99,432,000

Basic Net Income (Loss) Per Common Share
- from continuing operations	$(0.01)	$(0.00)	$(0.04)	$(0.01)
- from discontinued operations	$—	$(0.06)	$0.00	$(0.07)
- cumulative effect of change in accounting principle, net of Income tax	$—	$—	$—	$0.00

Basic Net Income (Loss) Per Common Share After Cumulative Effect of Change in Accounting Principle	$(0.01)	$(0.06)	$(0.04)	$(0.08)

Diluted Net Income (Loss) Per Common Share
- from continuing operations	$(0.01)	$(0.00)	$(0.04)	$(0.01)
- from discontinued operations	$—	$(0.06)	$0.00	$(0.07)
- cumulative effect of change in accounting principle, net of Income tax	$—	$—	$—	$0.00

Diluted Net Income (Loss) Per Common Share After Cumulative Effect of Change in Accounting Principle	$(0.01)	$(0.06)	$(0.04)	$(0.08)

Other Comprehensive Income:
Foreign currency translation	(163,768)	(138,861)	146,463	(151,131)

Comprehensive Income (Loss)	$(2,446,083)	$(6,942,499)	$(4,611,031)	$(7,473,346)

CanArgo Energy Corporation
Preliminary Results at December 31,2004

Consolidated Balance Sheet
Expressed in United States dollars

	Unaudited
	As of
	December 31,	December 31,
	2004	2003
Cash and cash equivalents	$24,617,047	$3,472,252
Assets held for sale	600,000	10,346,077
Other current assets	5,744,148	1,798,685
Capital assets	72,995,666	57,668,233
Other Intangible assets	648,507	—
Investments in and advances to oil and gas and other ventures – net	478,632	75,000

Total Assets	$105,084,000	$73,360,247

Liabilities held for sale	—	4,447,706
Other current liabilities	7,009,303	7,279,417
Long term liabilities	1,254,165	152,000
Minority interest in subsidiaries	—	4,772,683
Stockholders’ equity	96,820,532	56,708,441

Total liabilities and stockholders’ equity	$105,084,000	$73,360,247